Exhibit 99.2

Jeffrey McGonegal Appointed to Imagenetix Board of Directors and Appointed Chairman of the Audit Committee and Its Financial Expert

SAN DIEGO--(BUSINESS WIRE)—Sept 27, 2005 - Imagenetix, Inc. (SYMBOL:IAGX), www.imagenetix.net a company focused on inflammation and inflammation related markets, today announced the appointment of Jeffrey G. McGonegal to Imagenetix Board of Directors and his appointment as Chairman of the Audit Committee and the Audit Committees Financial Expert.

In 1974, Mr. McGonegal began his career as a Certificate Public Accountant with the internationally recognized public accounting firm of BDO Seidman, LLP (“BDO”). While in the Atlanta office, Mr. McGonegal held the position of Audit Partner and was selected to manage and grow the firm’s Denver Office where he finished his career with BDO 23 years later as Managing Partner. While with BDO, he focused on accounting and auditing aspects of public accounting, with additional training in strategic tax matters, and had extensive specialized training in communication, facilitation, personnel service skills, as well as sales and marketing of products and services.

Mr. McGonegal has unique in-depth expertise in merger and acquisition matters, in analyzing financial alternatives for growth oriented companies, as well as SEC and public reporting compliance including private offerings, IPO’S, and secondary offerings. He also has extensive hands-on experience in working with growing companies to achieve enhanced shareholder value.

“I am impressed with the quality at Imagenetix,” stated McGonegal. “They have surrounded themselves with an internationally recognized law firm for their pharmaceutical patent filing, one of the nation’s most prestigious accounting firms for audits, and an elite group on their Scientific and Medical Advisory Board to assist the Company in going beyond the 20 plus scientific studies that they have completed to date. I am very pleased to accept the appointment to both the Board and to the Audit Committee and look forward to assisting Imagnetix as they execute their plans to develop pharmaceuticals and continue with their roll-out of existing products.”

Bill Spencer, CEO of Imagenetix said, “Mr. McGonegal has vast experience in assisting public companies with growth and overall financial strategies. He has solid expertise in communicating with top level management, law firms, accounting firms, and assisting companies with SEC and regulatory compliance adherence issues dealing with the SEC and other regulatory bodies. It is a great privilege to have Jeff join the Board and Chair the Audit Committee.”

After 23 years with BDO Seidman, Mr. McGonegal left in 1997 to pursue consulting opportunities and to focus on public companies and companies positioning themselves to undertake public offerings. From 1997 to present he has been the Principal of McGonegal and Co. From 2000 thru present, he has been Senior Vice-President of Finance for Advanced Nutraceuticals, Inc (“ANII”). From 2003 through present he has been Chief Financial Officer and interim President in late 2004 to early 2005 for Aspenbio, Inc. (“APNB”). From 2003 to present he has been Chief Financial Officer for A4S Security, Inc (“SWAT”).

About Imagenetix

San Diego based Imagenetix, Inc. (Symbol: IAGX), www.imagenetix.net, is focused on inflammation. With its patent pending compound, Imagenetix is focused on developing pharmaceuticals for inflammatory diseases. With its natural based, proprietary products, the Company is focused on inflammation related markets. Imagenetix develops, formulates, private-labels, and produces nutritional supplements, over-the-counter topical creams, and skin care products to address these markets.

Contact

Imagenetix, Inc.
William P. Spencer
858-674-8455

Safe Harbor Statement
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.